SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                          (Amendment No.             )

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]     Confidential, For Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))


                            CATALINA LIGHTING, INC.
                (Name of Registrant as Specified in Its Charter)

                            CATALINA LIGHTING, INC.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                             CATALINA LIGHTING, INC.

                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 26, 1999

                                   ----------

         The Annual Meeting of Stockholders of Catalina Lighting, Inc., a Florida corporation (the "Company"), will be held on May 26, 1999 at 10:00 a.m. local time at the Company's corporate office located at 18191 N.W. 68th Avenue, Miami, Florida 33015, for the following purposes:

         1. To elect seven persons to the Company's Board of Directors to hold office until their respective terms of office shall expire and until their respective successors are duly elected and qualified;

         2. To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's auditors for the year ended September 30, 1999; and

         3. To transact such other business as may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 1, 1999 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders and at any adjournments or postponements thereof.

                                        By order of the Board of Directors

                                        THOMAS M. BLUTH, Secretary

Miami, Florida
April ___, 1999

         ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED GOLD PROXY CARD AT THEIR EARLIEST CONVENIENCE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY ATTEND THE MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

                             CATALINA LIGHTING, INC.

                             18191 N.W. 68TH AVENUE

                              MIAMI, FLORIDA 33015

                                   ----------

                                 PROXY STATEMENT
                                   ----------

                       1999 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 26, 1999

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Catalina Lighting, Inc., a Florida corporation (the "Company"), of Proxies for use at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's corporate office, 18191 N.W. 68th Avenue, Miami, Florida 33015, on May 26, 1999 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof.

         The purpose of the Annual Meeting is to elect seven persons to the Board of Directors, to ratify the appointment of auditors and to transact such other business as may properly come before the meeting. The Company's nominees for election to the Board of Directors include three new independent director-candidates.

         According to a report on Schedule 13D filed on February 10, 1999 under the Securities Exchange Act of 1934, as amended, by David M. Moss, Moss indicated that he intends to propose as nominees for directors at the 1999 Annual Meeting two director candidates, himself and Mr. Richard Duball, the president of a competitor of the Company.

         Management and all members of the Board of Directors believe that election of Moss' nominees to serve on the Board of Directors would be contrary to the interests of the Company and its stockholders.

         You are urged to date, sign and promptly mail the enclosed gold proxy in the enclosed addressed envelope, which requires no postage in the United States. The Board of Directors recommends that you discard and not vote any proxy card sent to you by Moss.

         The Annual Report of the Company for the fiscal year ended September 30, 1998 accompanies this Proxy Statement. This proxy statement is first being mailed to stockholders on April __, 1999.

OUTSTANDING STOCK AND VOTING RIGHTS

         In accordance with the Bylaws of the Company, the Board of Directors of the Company (the "Board") has fixed the close of business on April 1, 1999 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only stockholders of record on that date will be entitled to vote. A stockholder who submits a proxy has the power to revoke it by notice of revocation directed to the proxy-holders or the Company at any time before it is voted. Proxies which are properly executed will be voted in accordance with the instructions contained therein. If instructions are not given therein, unless authority is withheld, properly executed proxies will be voted FOR the election of the directors nominated by the Board of Directors of the Company and FOR ratification of the appointment of auditors. Although a stockholder may have given a proxy, such stockholder may nevertheless attend the Annual Meeting, revoke the proxy before it is exercised and vote in person.

         Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters. The seven candidates for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. The ratification of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting. Because abstentions with respect to any matter other than the election of directors are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for each proposal other than the election of directors. Broker non-votes are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Annual Meeting.

         As of April 1, 1999, the Record Date, there were _____ issued and outstanding shares of the common stock of the Company, $.01 par value (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of one-third of the shares entitled to vote at any meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, to the best knowledge of the Company, information with respect to the Company's Common Stock beneficially owned by those who were the beneficial owners of more than 5% of the Company's stock. Except as otherwise noted, beneficial ownership is as of January 8, 1999 and, other than as provided by community property and other such laws, consists of sole voting and investment power.

 NAME AND ADDRESS OF                 COMMON STOCK
  BENEFICIAL OWNER               BENEFICIALLY OWNED(1)                PERCENTAGE
--------------------             ---------------------                ----------
Heartland Advisors, Inc.......          1,442,7002(2)                      20.1%
790 North Milwaukee Street
Milwaukee, WI 53202

Nathan Katz...................             630,742(3)                       8.5%
55 Norfolk Avenue
Easton, MA

Wai Check Lau.................             558,200(4)                       7.8%
6/F, Kenning Industrial Bldg.
19 Wang Hoi Road
Kowloon, Hong Kong

Dimensional Fund Advisors, Inc.            450,000(5)                       6.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 9040

Robert Hersh..................             435,300(4),(6)                   5.8%
18191 N.W. 68th Avenue
Miami, Florida 33015

David M. Moss.................             394,482(7)                       5.5%
6073 N.W. 167th Street
Building C-5
Miami, FL 33015

Dean Rappaport................             367,100(4),(8)                   4.9%
18191 N.W. 68th Avenue
Miami, Florida 33015

William D. Stewart............             265,500(4),(9)                   3.6%
18191 N.W. 68th Avenue
Miami, Florida 33015

---------------------------------

1 Includes shares which may be acquired pursuant to vested stock options and options which become exercisable through March 9, 1999 or shares for which the stockholder has the power to direct the vote.

2 Based solely upon a Schedule 13G filed with the Securities and Exchange Commission, Heartland Advisors, Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,442,700 shares of Catalina Lighting, Inc. stock, all of which shares are held in investment advisory accounts. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The interest of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the stock.

3    Includes shares purchasable  through the exercise of options as follows:
     55,000 shares at $1.75 per share and 162,500 shares at $2.4375 per share.

4 Of this total, 477,500 shares are owned by Go-Gro Holdings Limited, which is owned by Wai Check Lau, 6,000 shares are owned by Amy Yuen Ying Lau Cheung, the wife of Wai Check Lau and 21,500 shares are owned jointly by Wai Check Lau and Amy Yuen Ying Lau Cheung. In July 1994, as part of the Company's acquisition of Go-Gro Industries Limited ("Go-Gro"), Wai Check Lau and Amy Yuen Ying Lau Cheung each delivered an irrevocable proxy to Catalina Asia, an entity controlled by the Company. Catalina Asia has a proxy to vote the 558,200 shares beneficially owned by Mr. Lau and an additional 191,800 shares of the Company also issued to previous stockholders of Go-Gro upon the acquisition. The 750,000 shares are voted at the direction of Messrs. Hersh, Rappaport, and Stewart, members of the Board of Directors of Catalina Asia. Each of Messrs. Hersh, Rappaport and Stewart disclaims beneficial ownership of such shares.

5 Based solely upon a Schedule 13G filed with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. ("Dimensional"), an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over all the securities of the Issuer that are owned by the Portfolios. All securities reported are owned by the Portfolios, and Dimensional disclaims beneficial ownership of such securities.

6    Includes shares purchasable through the exercise of options as follows:
     100,000 shares at $1.75 per share, 50,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 62,500 shares at $6.75 per share.

7 According to a Schedule 13D filed with the Securities and Exchange Commission on February 10, 1999, this amount excludes 34,600 shares held in trust for the benefit of Mr. Moss' children, the beneficial ownership of which shares Mr. Moss disclaims.

8    Includes shares purchasable through the exercise of options as follows:
     100,000 shares at $1.75 per share and 212,500 shares at $2.4375 per share.

9    Includes shares purchasable  through the exercise of options as follows:
     20,000 shares at $1.75 per share and 212,500 shares at $2.4375 per share.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

         The following table sets forth, to the best knowledge of the Company, the shares of Common Stock beneficially owned at January 8, 1999 by each director, director nominee and executive officer and by all directors and executive officers of the Company as a group.

                                             COMMON STOCK
                                             BENEFICIALLY
       NAME OF BENEFICIAL OWNER                OWNED(1)             PERCENTAGE
-------------------------------------       --------------       ---------------
Robert Hersh.........................        435,300(2),(13)           5.8%
Dean Rappaport.......................        367,100(3),(13)           4.9%
William D. Stewart...................        265,500(4),(13)           3.6%
Ryan Burrow..........................         20,700(5)                 *
Henry Latimer........................         14,495(6)                 *
Jesse Luxton.........................              0                    *
Jeffrey Silverman.....................        27,000(7)                 *
Leonard Sokolow......................         41,000(8)                 *
Howard Steinberg.....................         10,000(9)                 *
Brian Wise...........................              0                    *
Nathan Katz..........................        630,742(10)               8.5%
David W. Sasnett.....................         21,300(11)                *
Thomas M. Bluth......................         24,500(12)                *
All directors and executive officers
 of the Company and its subsidiaries as
 a group (10 persons)................      2,533,137(14)              30.2%

 * less than 1%

---------------------------

1 Includes shares which may be acquired pursuant to vested stock options and options which become exercisable through March 9, 1999.

2    Includes shares purchasable through the exercise of options as follows:
     100,000 shares at $1.75 per share, 50,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 62,500 shares at $6.75 per share.

3    Includes shares purchasable through the exercise of options as follows:
     100,000 shares at $1.75 per share and 212,500 shares at $2.4375 per share.

4    Includes shares purchasable through the exercise of options as follows:
     20,000 shares at $1.75 per share and 212,500 shares at $2.4375 per share.

5 Includes 500 shares owned by Mr. Burrow's wife and shares purchasable through the exercise of options as follows: 2,000 shares at $6.625 per share, 2,000 shares at $10.75 per share, 2,000 shares at $6.25 per share and 12,000 shares at $3.75 per share.

6    Includes shares purchasable through the exercise of options as follows:
     2,000 shares at $6.25 per share and 12,000 shares at $3.75 per share.

7 Includes 2,000 shares purchasable through the exercise of options at $3.75 per share.

8    Includes shares purchasable through the exercise of options as follows:
     25,000 shares at $4.875 per share, 2,000 shares at $7.875 per share, 2,000 shares at $5.375 per share, 2,000 shares at $6.875 per share, 2,000 shares at $10.75 per share, 2,000 shares at $6.625 per share, 2,000 shares at $6.25 per share and 2,000 shares at $3.75 per share.

9 Amount does not include 5,000 shares over which Mr. Steinberg has the power to vote but as to which shares Mr. Steinberg disclaims beneficial ownership.

10 Includes shares purchasable upon the exercise of options as follows: 55,000 shares at $1.75 per share and 162,500 shares at $2.4375 per share.

11 Includes 20,000 shares purchasable through the exercise of options at $2.4375 per share.

12 Includes 22,500 shares purchasable through the exercise of options at $2.4375 per share.

13 Messrs. Hersh, Rappaport and Stewart, jointly as members of the Board of Directors of Catalina Asia, have a power to vote 750,000 shares owned by previous stockholders of Go-Gro Industries Limited pursuant to irrevocable proxies. These shares are not included in the amount of shares beneficially owned by these executive officers and these executive officers disclaim beneficial ownership of such shares.

14 Includes 750,000 shares owned by previous stockholders of Go-Gro Industries Limited which Messrs. Hersh, Rappaport and Stewart jointly have a power to vote pursuant to irrevocable proxies.

                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

         The Nominating Committee of the Board has recommended, and the Board of Directors has nominated, the seven persons named below for election as directors at the Annual Meeting. Three of the Company's nominees, Messrs. Luxton, Steinberg and Wise, are nominated as independent directors and are being nominated for the first time. The other four nominees currently serve as directors and, except for Mr. Hersh, are independent directors. The Bylaws of the Company provide that each director is to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal. It is not expected that any of the following nominees will be unable to stand for election or be unable to serve if elected. In the event that any nominee is unable to serve for any reason, the proxies will be voted in the discretion of the proxy-holders.

         The following table sets forth certain information with respect to the Company's nominees for director.

NOMINEES OF THE COMPANY

                                                            DIRECTOR
     NAME            AGE    POSITION WITH THE COMPANY        SINCE
----------------      ---    -------------------------     ----------
Robert Hersh          52     Chairman, Chief Executive
                             Officer, President, Director       1988

Ryan Burrow           38     Director                           1994

Henry Latimer         61     Director                           1996

Leonard Sokolow       42     Director                           1990

Jesse Luxton          56     Director Nominee                     -

Howard Steinberg      68     Director Nominee                     -

Brion Wise            53     Director Nominee                     -


     ROBERT HERSH, a co-founder of the Company, has been the President and Chief Executive Officer of the Company since April 1991, Chairman of the Board since June 1991 and a Director of the Company since April 1988. Mr. Hersh served as the Executive Vice President of the Company from 1985 to April 1991 and as Secretary from June 1989 until June 1991. Since 1991, when Mr. Hersh became President and Chief Executive Officer, the Company's sales have increased from $88 million to $161 million for fiscal 1998. Over that same period, the Company has grown from a small scale domestic wholesaler/distributor with a customer base of mostly small and medium-sized companies into an international manufacturer and distributor of lighting products with operations worldwide and a customer base comprising many of the world's largest retailers of these products.


         RYAN BURROW has been a Director of the Company since April 1994. Since March 1997, Mr. Burrow has been the President of BPI Global Asset Management LLP, an investment management company managing over $1.6 billion in assets. Mr. Burrow was Managing Director for STI Capital Management from August 1993 to March 1997. Mr. Burrow served as a Senior Vice President of Sun Bank, N.A. from February 1990 to August 1993 and from September 1987 to February 1990 was a Senior Vice President for the Bank of New York/Irving Trust Company.

         HENRY LATIMER has been a Director of the Company since February 1996. Mr. Latimer is the Managing Partner, Fort Lauderdale office, of the law firm of Eckert, Seamans, Cherin & Mellott, a national law firm employing over 200 attorneys in nine cities. He also serves on the National Executive Committee and Compensation Committee of Eckert Seamans Cherin & Mellott. Mr. Latimer was formerly a partner with the law firm of Fine, Jacobson, Schwartz, Nash & Block from 1983 to 1994, served as a Circuit Court Judge in and for the Seventeenth Circuit, Broward County, Florida, from 1979 to 1983 and each year, was voted the most qualified Judge in that circuit by lawyers in that circuit. Mr. Latimer presently serves as a director of Florida Panthers Holdings, Inc, an entertainment company with shares traded on the New York Stock Exchange (PAW). Mr. Latimer also serves on the Orange Bowl Committee, the Board of Trustees of the University of Miami, the Broward Workshop and the Broward Partnership for the Homeless.

         LEONARD SOKOLOW has been a Director of the Company since March 1990. Mr. Sokolow has been the President of Union Atlantic LC, a private merchant, banking and strategic consulting firm specializing domestically and internationally in technology industries. Since August 1993 Mr. Sokolow has been President of Genesis Partners, Inc., a private consulting firm. Mr. Sokolow was Chairman and Chief Executive Officer of the Americas Growth Fund, Inc. from August 1994 to December 1998. Mr. Sokolow was Executive Vice President-Operations, Administration and Finance of Windmere Corporation from March 1990 to July 1993, and Senior Vice President of Windmere from February 1989 to March 1990 and General Counsel of Windmere from December 1988 to July 1993. Prior to joining Windmere, Mr. Sokolow was a partner with the law firm of Hornsby and Whisenand, P.A., practicing in the area of international and domestic corporate, securities and tax law. Mr. Sokolow is also a Certified Public Accountant. Mr. Sokolow presently serves as a director of Ezcony Interamerica, Inc. The shares of Ezcony Interamerica are traded over the counter.

         JESSE LUXTON serves as a consultant to manufacturers of houseware consumer products, serves on the Board of Directors of Glass Master Group, LLC, a company involved in automotive and commercial replacement glass and is a facilitator for the National Housewares Manufacturing Association. From 1987 to 1997, Mr. Luxton served as a Director, the President and Chief Executive Officer of National Picture and Frame Company, a manufacturer of picture frames with annual sales of $73,000,000 in 1997, whose shares were traded on the NASDAQ from 1993 until 1997 under the symbol "NPAF." Mr. Luxton has extensive experience in sales to retailers such as mass merchants, home centers, hardware and specialty and warehouse clubs. Mr. Luxton also serves on the Board of the National Housewares Manufacturing Association and Southwest Texas State University Development Foundation. Mr. Luxton was also honored as a Distinguished Alumnus in 1998 from Southwest Texas State University.

         HOWARD STEINBERG is currently Chief Executive Officer and Director of PGM Products, LLC., a company that is a supplier of wood products and ceramic tile to the country's major home centers. PGM Products is the successor to Ply*Gem Manufacturing, a division of PlyGem Industries, Inc. Mr. Steinberg served as President and Chief Operating Officer of Ply*Gem Paneling Centers, a paneling retail division of Ply*Gem Industries, Inc. from 1964 to 1975 and in 1975, he assumed the duties of Chief Executive Officer of the Ply*Gem Manufacturing division. Mr. Steinberg is also the President and a Director of Acorn USA Holding LLC., and is also a member of the Board of Directors of the "International Wood Products Association", which represents the wood industry on legislative and regulatory matters affecting imported wood products.

         BRION WISE is a founder of Western Gas Resources ("WGR"), a company with annual sales in 1998 of $2.1 billion. WGR is an independent gas gathering, processor, energy marketer, and oil and gas producer. Its shares are traded on the New York Stock Exchange under the symbol WGR. Mr. Wise has served as Chief Executive Officer, Chairman of the Board of WGR since 1967. Mr. Wise is also a Chemical Engineer. Prior to founding WGR, Mr. Wise worked as a gas processing engineer for Shell Oil Company.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE COMPANY'S NOMINEE. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF EACH OF THE COMPANY'S NOMINEES.

POSSIBLE THIRD-PARTY NOMINATIONS

         According to a report on Schedule 13D filed on February 10, 1999 under the Securities Exchange Act of 1934, as amended, by David M. Moss, Moss indicated that he intends to propose as nominees for directors at the 1999 Annual Meeting two director candidates: himself and Mr. Richard Duball, the president of a competitor of the Company. That Schedule 13D also reported that Moss had sole voting and investment power over 394,482 shares of the Company's Common Stock, or 5.5% of the Company's outstanding stock (which amount does not include 34,600 shares held in a trust for the benefit of Moss' children, as to which shares Moss disclaims ownership).

         Management and all members of the Board of Directors believe that the election of Moss' nominees to serve on the Board of Directors would be contrary to the interests of the Company and its stockholders for the following reasons:

     --> Richard Duball is the President of a competitor of the Company. The
         Company believes that Duball's membership on the Board of Directors could provide a competitive benefit to Mr. Duball in running his company, while having significant adverse consequences to the Company and all other stockholders such as, for example: (1) having a competitor gain access to confidential Company information which could seriously undermine the Company's position with its customers, or (2) causing possible violations of Federal and State antitrust laws because suppliers who are also competitors are not permitted to agree on certain business transactions which may affect competition.

     --> Mr. Moss has no experience with the management or oversight of a business of the size and complexity of the Company's, nor does he bring new expertise to the Company. At the recommendation of the Board, Moss stepped down from the Board and all management positions with the Company in August of 1988, at which time the Company was a small scale domestic wholesaler/distributor without internal manufacturing capabilities, and with a sales volume of approximately $27 million derived from a customer base of mostly small and medium-sized companies. Under present management, the Company has evolved to become an international manufacturer and distributor of lighting products with operations in the U.S., Canada, Mexico, Europe, China and Hong Kong; annual sales of as much as $197 million; ISO 9002 certified manufacturing capabilities; and a customer base comprising many of the world's largest retailers of these products. The sophistication and business acumen required to run the Company's business have increased dramatically since Moss' employment with the Company. The Company believes that many of the business practices Moss employs in running his private operations are inappropriate for the Company and could adversely impact the business, resulting in a loss of sales and profits.

         The Company has undertaken recent strategic initiatives that demonstrate management's commitment to improving profitability and enhancing stockholder value, as well as its ability to adapt and position the Company for future success. These initiatives include:

   /bullet/ Initiation of stock repurchase plan under which the Board of Directors has authorized the Company to purchase up to $2,000,000 of the Company common stock.

   /bullet/ The addition of three new independent and experienced executives from diverse industries to serve on the Company's Board of Directors.

   /bullet/ Construction of the Company's new 300,000 square foot ISO 9002 certified manufacturing complex located in Shenzhen, China. This factory completed its first full year of production in 1998 and significantly expands the Company's production capabilities in terms of quantity and quality. Management strongly believes these manufacturing capabilities provide the Company with a major competitive advantage for continued partnerships with major global retailers.

   /bullet/ The consolidation of inventories previously held in a public facility in California into the Mississippi distribution center, which eliminates significant annual warehousing costs formerly associated with the California facility while simultaneously improving overall inventory management and customer service.

   /bullet/ Relocation of Catalina Canada's offices to Toronto from Montreal. This move simplifies Canadian operations and brings the Company closer to most of its important Canadian customers.

   /bullet/ A major upgrade of the computer systems and automated business applications for domestic operations. This new enterprise system replaces the former business applications supporting sales, purchasing, distribution, inventory management, product development and finance and greatly expands the functionality and efficiency of the Company's business processes.

   /bullet/ The introduction of a wide variety of exciting new products (such as flashlights, GE brand fluorescent torchieres, worklights, ENERGY STAR energy efficient lighting, and fashion portable lighting) and the aggressive expansion of product development capabilities through a substantial commitment of resources, including the hiring of separate industry - recognized designers for the U.S. and European markets.

         The Company returned to profitability and reported other financial measures of success for the recently completed 1998 fiscal year, such as:

     -> Gross profit as a percentage of sales increased to 19.2%, the highest rate in the Company's history.

     ->  Cash generated from operations reached $16 million.

     ->  Outstanding debt fell to its lowest level in five years.

         Management believes these initiatives will also positively impact future results. The strategic initiatives and resulting improvements are the direct result of the ideas and contributions of key members of senior management. Management believes Moss' presence at the Company could lead to the departure of several of these key contributors, which would severely disrupt the positive momentum established over the past year and the Company's initiatives for the future.

         It is not certain that Moss will in fact seek to nominate himself and Mr. Duball for election as directors or, if he does, whether he will solicit proxies from stockholders. IF MOSS SOLICITS STOCKHOLDERS TO VOTE FOR HIS NOMINEES, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU NOT SIGN ANY PROXY CARD SOLICITED BY MOSS.

                               PROPOSAL NUMBER TWO

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors recommends that the Stockholders ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's auditors for 1999. A representative of Deloitte & Touche LLP is expected to appear at the Annual Meeting to make a statement if he so desires and to be available to answer appropriate questions from stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE CURRENT YEAR. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT.

MEETINGS AND COMMITTEES OF DIRECTORS

         Four meetings of the Board of Directors were held during the past fiscal year; in addition, the Directors acted through unanimous written consent on one occasion. During fiscal 1998, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held while he was a director and (2) the total number of meetings held by all committees of the Board on which he served.

COMPENSATION AND STOCK OPTION COMMITTEE - The Compensation and Stock Option Committee is responsible for developing the Company's executive compensation strategy and for administering the policies and programs that implement this strategy. The Committee is composed of Messrs. Burrow, Latimer, Silverman and Sokolow, all of whom are independent non-employee directors. During fiscal 1998, the Compensation and Stock Option Committee met two times.

NOMINATING COMMITTEE - The Nominating Committee selects nominees to the Board of Directors. The Board will consider nominees recommended by stockholders of the Company if submitted to the Chairman of the Board not less than 150 days prior to an Annual Meeting of Stockholders. The Nominating Committee is composed of Messrs. Latimer, Silverman and Hersh. During fiscal 1998, the Nominating Committee met one time.

AUDIT COMMITTEE - The Audit Committee of the Board of Directors recommends a firm to be selected as the independent auditors to audit Catalina's financial statements and to perform other audit-related services. In addition, the Audit Committee reviews the scope and results of the audits that are conducted by the independent auditors, reviews interim and year-end results with management and considers the adequacy of Catalina's internal accounting procedures. The Committee is composed of Messrs. Sokolow and Burrow. During fiscal 1998, the Audit Committee met two times.

COMPENSATION OF DIRECTORS

         Salaried employees of the Company do not receive any additional compensation for serving as a director or committee member. Commencing with this year's Annual Meeting of Stockholders, non-employee directors will receive an annual retainer of $14,000 payable $7,000 in cash and in the number of shares equal to $7,000 calculated on the basis of the fair market value of the common stock on the date of the Annual Meeting. The stock is restricted and vests after one year or on a pro rata basis if the director ceases to serve on the Board during the year. For 1998, non-employee directors received an annual retainer of $14,000 per year in cash. Directors also have and will continue to receive $1,000 per Board meeting and Committee meeting attended. Mr. Burrow is reimbursed for his travel expenses to the meetings.

EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the Company's executive officers. Mr. Hersh's biography is set forth above under "Election of Directors."

       NAME          AGE         POSITION WITH THE COMPANY
---------------      ---     -----------------------------------------
Robert Hersh          52     Chief Executive Officer, President

Dean Rappaport        47     Executive Vice President, Chief Operating Officer

William D. Stewart    50     Executive Vice President

Nathan Katz           43     Executive Vice President

David W. Sasnett      42     Senior Vice President, Chief Financial Officer

Thomas M. Bluth       41     Vice President, Secretary, Treasurer

         DEAN RAPPAPORT has been an Executive Vice President of the Company since January 1988 and a Director of the Company since April 1988. From January 1988 to November 1996, Mr. Rappaport was Chief Financial Officer and Treasurer of the Company. Mr. Rappaport was promoted to Chief Operating Officer of the Company in November 1996.

         WILLIAM D. STEWART has been an Executive Vice President of the Company since 1989, and a Director of the Company since April 1994. From 1985 until he joined the Company, Mr. Stewart was an Executive Vice President of Crest Industries, Inc., a distributor of home improvement products.

         NATHAN KATZ has been an Executive Vice President of the Company since October 1, 1993 and Chief Executive Officer of Catalina Industries (formerly known as Dana Lighting), a wholly-owned subsidiary of the Company since August 1989. From October 1983 to August 1989, Mr. Katz was the Chief Executive Officer of Dana Imports, Inc., an importer of lamps located in Boston, Massachusetts.

         DAVID W. SASNETT has been Vice President of the Company since November1994. In November 1997, Mr. Sasnett became a Senior Vice President of the Company. In November 1996, Mr. Sasnett was promoted to Chief Financial Officer of the Company. Prior to that time, he was the Company's Controller. From 1993 until he joined the Company, Mr. Sasnett was the Vice President - Finance and Controller of Hamilton Bank, N.A. and from 1980 to 1993 was employed by the international accounting firm of Deloitte & Touche.

         THOMAS M. BLUTH has been Vice President since August 1994 and Secretary of the Company since November 1994. Mr. Bluth became Treasurer of the Company in November 1996. From 1989 until he joined the Company, Mr. Bluth was Vice President and General Counsel for Ellis Diversified, Inc. From 1987 to 1989, Mr. Bluth was the Assistant Tax Director for Southwestern Bell Corporation.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information about the compensation of the Company's CEO and each of the other four most highly compensated executive officers of the Company during the fiscal years ended September 30, 1998, 1997 and 1996 for services in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                                                  COMPENSATION
                                        ANNUAL COMPENSATION(1)        AWARDS
                                       -----------------------    -------------
                                                                     SECURITIES
      NAME AND              FISCAL                                   UNDERLYING        ALL OTHER
 PRINCIPAL POSITION          YEAR        SALARY          BONUS(2)     OPTIONS(3)    COMPENSATION(4)
---------------------       ------      ---------        --------    -----------   ----------------
Robert Hersh                1998        $ 299,151         $26,190          -                $ 1,600
  Chairman, CEO             1997          284,905               -          -                  1,500
  and President             1996          271,338          43,787          -                  1,500

Dean Rappaport
  Executive Vice            1998          269,235          26,190          -                  5,688
  President, Chief          1997          256,414               -          -                  6,059
  Operating Officer         1996          244,204          43,787          -                  6,496

William D. Stewart          1998          269,235          26,190          -                  6,907
  Executive Vice            1997          256,414               -          -                  7,426
  President                 1996          244,204          43,787          -                  7,987

Nathan Katz                 1998          269,235          26,190          -                  1,600
  Executive Vice            1997          256,414               -          -                  1,500
  President                 1996          244,204          43,787          -                  1,500

David W. Sasnett
  Senior Vice               1998          151,068          15,000          -                  1,549
  President, Chief          1997          136,603          15,000          -                  1,216
  Financial Officer         1996          103,740          10,000      7,500                    655

-------------------------------
1 Perquisites and personal benefits furnished to the named executive officers do not meet the disclosure thresholds established under SEC regulations.

2 In accordance with their employment agreements, amounts for each of Messrs. Hersh, Rappaport, Stewart and Katz represent 1.67% of consolidated pretax income for the respective fiscal years ended September 30.

3 Stock options vest annually in increments of one-third of the options granted.

4    The amounts disclosed in this column represent:

     (a) The portion of premiums paid by the Company for reverse split-dollar life insurance of $4,088 in 1998, $4,559 in 1997 and $4,996 in 1996 for
         Mr. Rappaport, and $5,307 in 1998, $5,926 in 1997 and $6,487 in 1996
         for Mr. Stewart.

     (b) The Company's matching contributions to the Company's 401(k) plan of $1,600 in 1998, $1,500 in 1997 and $1,500 in 1996 for each of Messrs.
         Hersh, Rappaport, Stewart and Katz, and $1,549 in 1998, $1,216 in 1997 and $655 in 1996 for Mr. Sasnett.

OPTIONS GRANTED IN LAST FISCAL YEAR

         No stock options were granted to the named executive officers of the Company during the fiscal year ended September 30, 1998.

OPTION EXERCISES AND HOLDINGS

         The following table provides information as to options exercised by each of the named executive officers of the Company during the fiscal year ended September 30, 1998 and the value of options held by such officers at September 30, 1998 based on the closing price of the Company's stock on that date.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                     AND FISCAL YEAR END 1998 OPTION VALUES

                         SHARES                                                                   VALUE OF
                      ACQUIRED ON      VALUE        NUMBER OF SECUTIRIES UNDERLYING       IN-THE-MONEY OPTIONS AT
NAME                    EXERCISE     REALIZED(1)      OPTIONS AT SEPTEMBER 30, 1998          SEPTEMBER 30, 1998(2)
-----------------    -------------  ------------    -------------------------------     ---------------------------
                                                    EXERCISABLE      UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
                                                    -----------    ----------------     -----------   -------------
Robert Hersh             4,600        $11,788          317,100                0          $  52,300               0

Dean Rappaport           2,000        $ 4,375          317,100                0          $  52,300               0

William D. Stewart           0              0          232,500                0          $  10,000               0

Nathan Katz                  0              0          217,500                0          $  27,500               0

David W. Sasnett             0              0           17,500            2,500          $       0               0

---------------------------

1 The value realized is computed by multiplying the difference between the exercise price of the stock option and the market price of the Common Stock on the date of exercise by the number of shares of Common Stock with respect to which the options was exercised.

2 Based on the closing price of the Common Stock on September 30, 1998 of $2.25.

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

         The Company has entered into employment agreements with Robert Hersh, Dean S. Rappaport, William D. Stewart and Nathan Katz which expire on September 30, 2001. Commencing October 1, 1993, Messrs. Hersh, Rappaport, Stewart and Katz's base annual salaries were $246,112, $221,500, $221,500, and $221,500, respectively, with annual increases of the greater of 5% or the percentage increases in the consumer price index published by the U.S. Department of Labor ("U.S. Consumer Price Index"). Messrs. Hersh, Rappaport and Stewart each received options to purchase 50,000 shares of Common Stock during each of the fiscal years 1990 through 1993 under the terms of their respective contracts. Mr. Katz received options to purchase 50,000 shares of Common Stock in both fiscal years 1992 and 1993. Messrs. Hersh, Rappaport, Stewart and Katz each received options to purchase 62,500 shares of Common Stock during fiscal year 1995. No options were awarded during fiscal years 1994, 1996, 1997 and 1998. The aforementioned options were issued under the Company's 1987 Stock Option and Stock Appreciation Rights Plan.

         In connection with the employment agreements of Messrs. Hersh, Rappaport, Stewart and Katz, the Company agreed to fund a management bonus pool (the "Pool") with 6.67 % of the Company's consolidated pretax profits at the end of each of the Company's fiscal years beginning with the year ending September 30, 1990 (Mr. Katz was entitled to participate in the bonus pool beginning October 1, 1993). Under the employment agreements described above, Messrs. Hersh, Rappaport, Stewart and Katz were each entitled to not less than one-fourth of the Pool. Bonuses were waived in 1990, no amounts were distributed in 1991 and 1997 due to pretax losses and aggregate amounts earned by all participating executives under the Pool in fiscal 1993, 1994, 1995, 1996 and 1998 totaled approximately $356,000, $614,000, $60,000, $175,000 and $105,000,
respectively.

         The employment agreements with Messrs. Hersh, Rappaport, Stewart and Katz each provide that, if the employee terminates his employment without good reason or is terminated for cause, such employee is subject to a non-competition provision for a three-year period. In the event of a change of control of the Company preceded, accompanied or followed (within specified time limits) by a reduction of the employee's compensation or a diminution of his status or responsibilities, the employee is entitled to terminate his employment and receive a lump sum distribution of compensation in an amount equal to three times his then current effective annual compensation, including, but not limited to, salary and bonuses. If the employee elects to so terminate, he will have the right to sell any shares of the Company's capital stock then owned to the Company at their fair market value and the non-competition provisions contained in the employment agreements shall terminate. Payments under the agreements by the Company after a change of control are, however, limited to the amount which would be deductible by the Company under the Internal Revenue Code of 1986, as amended. A "change of control" is deemed to occur upon (i) the acquisition of 21% of the Company's voting power, (ii) the election of three or more directors without approval of the incumbent directors, as defined, within a twelve-month period, or (iii) the incumbent directors becoming less than a majority of the Board of Directors of the Company or its successor. The agreements also provide for payments of three times annual compensation if the employment is terminated without cause by the Company or for good reason by the employee.

         On May 7, 1998, the Company entered into Change in Control Agreements with David Sasnett and Thomas M. Bluth. The Agreements expire in March 2001. Such Agreements provide that, in the event of a change in control of the Company, if the Company terminates the employment of either employee within certain time periods or the Company fails to negotiate an acceptable employment agreement with the employee, the Company shall pay the employee two times his annual base salary. In addition, the agreements with Messrs. Bluth and Sasnett, respectively, provide that in the event they are terminated "without cause" where there has been no change in control, Messrs. Bluth and Sasnett, respectively, are entitled to a severance payment equal to their annual base salary.

         The Company pays its proportional share of a reverse split-dollar life insurance policy for Mr. Rappaport, Mr. Stewart and Mr. Katz. In the event of the death of Mr. Rappaport, Mr. Stewart or Mr. Katz during the term of their employment agreements, the Company would receive $1,000,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors and persons who hold more than 10% of the Common Stock were complied with during the 1998 fiscal year.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee is responsible for developing the Company's executive compensation strategy and for administering the policies and programs that implement this strategy. The Committee is composed of Ryan Burrow, Henry Latimer, Jeffrey Silverman and Leonard Sokolow, all of whom are independent non-employee directors.

         The executive compensation strategy reflects the Company's fundamental philosophy of aligning the interests of management with the long-term performance of the Company while providing competitive levels of compensation. This strategy is designed to assist the Company in attracting and retaining qualified management.

         The Committee is charged with reviewing and approving compensation of the Company's executives each year. Recommendations of base salary are based upon the performance of the individual and cash bonuses are based upon the level of profitability of the Company. In its base salary determinations, the Committee takes into account individual experience, performance issues specific to a particular division or subsidiary, and salaries paid by comparable companies. Bonuses are based upon the Company's profitability as measured by a percentage of pretax earnings. Salary and bonus are also subject to terms of employment agreements the Company has previously entered into with certain of its executive officers. Four of the Company's executive officers, all named in the compensation tables, are parties to employment agreements with the Company. Reference is made to "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" above for a discussion of the Company's employment and other agreements with its executive officers.

         In addition, the Committee has from time to time granted stock options and restricted stock as a means of rewarding performance and encouraging stock ownership in the Company by its executives and thus to strengthen their personal commitment to the Company. No options were granted to executive officers during fiscal 1998.

         The Chairman of the Board and Chief Executive Officer of the Company is Robert Hersh. Mr. Hersh's 1998 compensation was determined in accordance with the provisions of his employment agreement entered into in August 1989, which provided for a base salary and a cash bonus based upon the Company's profitability as measured by 1.67% of pretax earnings. Mr. Hersh's bonus was $26,190 in fiscal 1998.

POLICY WITH RESPECT TO INTERNAL REVENUE CODE SECTION 162(M)

         The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986 (the "Code"). Code Section 162(m) provides that compensation paid to a company's chief executive officer and the four other highest paid executive officers employed by the company at year-end will not be deductible by the Company for federal income tax purposes to the extent such compensation individually exceeds $1 million. Code Section 162(m) excepts from this limitation certain "performance-based compensation"

         Although base salary and bonuses paid to the named Executive Officers have traditionally been well under $1 million, compensation from the exercise of stock options could potentially cause a named executive officer to have compensation in excess of $1 million. However, all options granted to the named executive officers prior to October 1993 are exempt from Code Section 162(m) under a "grandfather" provision.

         In ____, the Board of Directors approved an amendment to the terms of the 1987 Stock Option and Stock Appreciation Rights Plan ("Plan") so that future awards under the Plan may qualify as "performance-based compensation" as defined by the Code. Said amendment provides that no participant may be awarded in any given fiscal year stock options, stock appreciation rights or other awards under the 1987 Plan that, in the aggregate, represent more than 10% of the total authorized shares that may be issued under the Plan.

                                       SUBMITTED BY THE COMPENSATION AND STOCK
                                        OPTION COMMITTEE

                                       RYAN BURROW
                                       HENRY LATIMER
                                       JEFFREY SILVERMAN
                                       LEONARD SOKOLOW

PERFORMANCE GRAPHS

         The following line graph compares the cumulative total return of the Company's Common Stock to the total return index for the Standard & Poors 500 Index and a Peer Group Index of five stocks for the five year period from September 30, 1993 through September 30, 1998. The graph assumes $100 invested at the beginning of the period and reinvestment of dividends.

         The Peer Group consists of Windmere-Durable Holding, Inc., Helen of Troy Corporation, Thomas Industries, Inc., Genlyte Group, Inc. and Craftmade International Inc. The companies included as part of the Peer Group Index were selected on the basis of the similarity of such companies to the Company, considering such factors as products sold, sourcing of products, distribution channels and the industry within which such companies operate.


                                                                               9/30/93
                                                                           % PEER GROUP
                                   WEIGHTED CUMULATIVE TOTAL RETUEN          MARKET CAP
                                  ----------------------------------       ------------
                                   9/93  9/94  9/95  9/96  9/97 9/98            9/30/98

Peer Group Weighted Average:        100   125   133   195   303  257                100 %
                                                                                  1,543
                             BHFC               100   192   100  200                0.1 %
                             CRFT   100   112    79    78   148  248                2.60%
                             GLYT   100   181   200   348   648  781               14.53%
                             HELE   100   107   125   203   268  163               34.87%
                             TII    100   137   197   194   305  331               20.53%
                             WND    100   133    92   176   308   73               27.46%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company leases a facility located in Massachusetts from entities in which an officer and a former officer had an ownership interest. The lease expires in June 1999. Rent expense related to this lease was approximately $159,000, $164,000 and $540,000 for years ended September 30, 1998, 1997 and
1996, respectively.

         The Company leases its Hong Kong office from a company owned by Wai Check Lau, a stockholder of the Company. The lease expires in 2001 but may be extended for an additional year. Rent expense related to this lease was $257,000, $270,000 and $258,000, for the years ended September 30, 1998, 1997 and 1996, respectively.

         During the years ended September 30, 1998, 1997 and 1996, Go-Gro, a stockholder of the Company, purchased $1.0 million, $2.1 million and $1.8 million, respectively, in raw materials from an affiliate which is fifty percent owned by the Company and which has as one of its directors an officer of the Company.

         Notes and advances receivable from Dean Rappaport totaled approximately $129,000 at January 31, 1999 and included a $100,000 note bearing interest at LIBOR plus 250 basis points, collateralized by stock option agreements to purchase 100,000 shares of Common Stock and maturing in December 1999.

         Notes and advances receivable from William D. Stewart totaled approximately $75,000 at January 31, 1999 and included a $50,000 note bearing interest at LIBOR plus 250 basis points, collaterized by stock option agreements to purchase 50,000 shares of Common Stock and maturing in January 2000.

         Notes and advances receivable from Nathan Katz totaled approximately $77,000 at January 31, 1999 and included a $70,000 note bearing interest at LIBOR plus 250 basis points, collaterized by stock option agreements to purchase 45,000 shares of Common Stock and maturing in January 2000.

PARTICIPANTS IN THE SOLICITATION

         Under applicable regulations of the Commission, each of the directors, director nominees and executive officers of the Company may be deemed to be a "participant" in the Company's solicitation of proxies, as well as the Company. Information about the principal occupations of directors, director nominees and executive officers is set forth under the section entitled "Election of Directors" and "Executive Officers." Information about the present ownership of the Company's Common Stock, including the right to acquire shares of Common Stock, by directors, director nominees and executive officers is provided in the sections entitled "Security Ownership of Certain Beneficial Owners," "Security Ownership of Directors and Management," "Compensation of Executive Officers" and "Compensation of Directors." Information about employment arrangements with executive officers is provided in the section entitled "Compensation of Executive Officers - Employment Contracts and Termination of Employment and Change-in-Control Arrangements." Information about other transactions between the Company and each of the directors and director nominees is provided in the section entitled "Certain Relationships and Related Transactions." The business address for each participant is c/o Catalina Lighting, Inc., 18191 N.W. 68th Avenue, Miami, Florida 33015. The following sets forth certain additional information regarding the Company's directors, director nominees and executive officers.

TRANSACTIONS IN THE COMPANY'S SECURITIES IN THE LAST TWO YEARS

         Listed below are the only purchases and sales of Common Stock within the last two years by the Company, the Company's directors, director nominees and executive officers and certain information regarding such transactions. This table does not include information with respect to stock option grants made under the Company's Employee Stock Option Plan.

                       PURCHASES AND SALES OF COMMON STOCK


                         NUMBER OF SHARES
          NAME           PURCHASED (SOLD)       DATE OF TRANSACTION(S)

--------------------    ------------------   --------------------------
Robert Hersh                   5,000                 December 30, 1997
                               4,600                      May 12, 1998
                               2,000                     June 17, 1998
                               4,600                 November 11, 1998
                              50,000                    March 10, 1999
                               5,000                    March 19, 1999

Dean Rappaport                (1,000)                  October 6, 1997
                               2,000                      May 28, 1998
                               4,600                 November 11, 1998

William D. Stewart            15,000                   January 8, 1998

Ryan Burrow                        -                         -

Henry Latimer                      -                         -

Jeffrey Silverman             25,000                   January 2, 1998

Leonard Sokolow                    -                         -

David W. Sasnett                 300                      July 2, 1997
                                 300                   January 6, 1998
                                 400                      May 18, 1998
                                 700                 February 16, 1999

Jesse Luxton                       -                         -

Howard Steinberg                   -                         -

Brion Wise                         -                         -

CERTAIN INFORMATION

         Except as disclosed elsewhere in this Proxy Statement, to the knowledge of the Company, none of the Company's directors, director nominee or executive officers: (I) owns of record any securities of the Company that are not also beneficially owned by them; (ii) is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to the securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of loses or profits, or the giving or withholding of proxies;
(iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting, (iv) beneficially owns any securities of any parent or subsidiary of the Company, or
(v) borrowed any funds to purchase any securities set forth under "Participants in the Solicitation." Except as disclosed elsewhere in this Proxy Statement, to the knowledge of the Company, none of the Company's directors, director nominees or executive officers nor any of their associates has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since ___ or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.

OTHER MATTERS

         Management is not aware of any other business that may come before the Meeting. However, if additional matters properly come before the Meeting, proxies will be voted at the discretion of the proxy-holders.

STOCKHOLDER PROPOSALS

         Stockholder proposals which are requested to be included pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, in the proxy materials of the Company at its next Annual Meeting must be received by the Company no later than ____, 1999 to be eligible for consideration. Such a proposal must comply with requirements as to form and substance established by Rule 14a-8 and other applicable laws and regulations in order to be included in the proxy statement.

         Alternatively, under the Company's Bylaws, a proposal or nomination that the stockholder does not seek to include the Company's proxy materials for the next Annual Meeting pursuant to Rule 14a-8 must be submitted in writing to the Secretary of the Company by January 27, 2000, unless the date of the next Annual Meeting changes by more than 40 days from the date of the 1999 Annual Meeting. If the date of the next Annual Meeting changes by more than 40 days from the date of the 1999 Annual Meeting, such proposal or nomination must be delivered not later than the close of business on the later of 120 days preceding the next Annual Meeting or 10 days after the public announcement of the date for the next Annual Meeting. The stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of the Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the next Annual Meeting. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

EXPENSE OF SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers and directors of the Company personally or by telephone or facsimile for no additional compensation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the Common Stock held of record by such person, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

         The Company has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies. Pursuant to the Company's agreement with MacKenzie, it will provide various proxy advisory and solicitation services for the Company at a cost of up to $50,000 plus reasonable out-of-pocket expenses and indemnification against certain liabilities. It is expected that MacKenzie will use up to approximately 30 persons in such solicitation.

         Although no precise estimate can be made at this time the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company will be approximately $___ of which approximately $___ has been incurred to date. This amount includes legal fees, printing costs and the fees payable to MacKenzie, but excludes (i) the salaries and fees of officers, directors, and employees of the Company and (ii) the normal expenses of an uncontested election. The aggregate amount to be spent will vary depending on, among other things, any developments that may occur in the election contest discussed herein.

                                    IMPORTANT

                  Your vote is important. Regardless of the number of shares of stock you own, please support your Board of Directors by promptly taking these few easy steps:

1. Please sign, date and mail promptly the enclosed Gold Proxy Card in the post-paid envelope provided.

2. Your Board of Directors recommends that you NOT sign any proxy card sent to you by Moss, not even as a vote of protest.

3. If your shares are held in the name of a brokerage firm or bank nominee, only it can sign a Gold Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please provide your instructions by signing, dating and mailing the enclosed Gold Proxy Card in the postage-paid envelope provided. Please do so for each account you maintain. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a Gold Proxy Card to be issued representing your shares.

4. AFTER signing the enclosed Gold proxy card, the Board of Directors recommends that you not sign any other cards. If you wish to vote for the Company's nominees as directors, do not vote "against" on the Moss proxy card; rather, discard any proxy cards sent to you by Moss.

IF YOU HAVE RECEIVED AND VOTED A PROXY CARD FROM MOSS BEFORE RECEIVING YOUR CATALINA LIGHTING GOLD PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT.

         If you have any questions or require assistance, please call:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE

                               NEW YORK, NY 10010

                            (212) 929-5500 (COLLECT)
                                       OR

                           (800) 322-2885 (TOLL FREE)

                            CATALINA LIGHTING, INC.

                             18191 N.W. 68TH AVENUE
                                MIAMI, FL 33015

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all other proxies previously given, hereby appoints Robert Hersh and Thomas M. Bluth, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote all the shares of common stock of CATALINA LIGHTING, INC. held of record by the undersigned on April 1, 1999, at the Annual Meeting of Stockholders to be held on May 26, 1999 or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON THESE MATTERS AS THE PROXIES NAMED HEREIN MAY DETERMINE IN THEIR SOLE DISCRETION.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL AGENDA ITEMS. Please mark   /X/
                                                              your vote as
                                                            indicated. See
                                                                   example.




1.  ELECTION OF DIRECTORS:   Robert Hersh, Ryan Burrow, Henry Latimer,
                             Jesse Luxton, Leonard Sokolow, Howard Steinberg,
                             Brion Wise.

FOR ALL NOMINESS      WITHHOLD AUTHORITY
LISTED (EXCEPT AS
INCLUDED TO THE       INSTRUCTION: To withhold authority to vote for any
RIGHT). individual nominee, write that nominee's name in the space provided below).

                                   ----------------------------------------

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountant of the Company for the current year.

     FOR     AGAINST     ABSTAIN
    / /        / /          / /



                                    Where shares are held by joint benefiaries, both should sign. When signing as attorney, executor, adminsitrator, trustee or guardian, please sign full title as such, If a corporation, please sign in full corporate name by President or other authoirzed officer. If a partnership, please sign in partnership name by authorized person.




SIGNATURE(S)                SIGNATURE(S)                      DATE       , 1999
            --------------               ---------------------    -------
           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.


                              FOLD AND DETACH HERE